                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           USFREIGHTWAYS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                           USFREIGHTWAYS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                         USFREIGHTWAYS CORPORATION LOGO

                           USFREIGHTWAYS CORPORATION
                          9700 HIGGINS ROAD, SUITE 570
                            ROSEMONT, ILLINOIS 60018

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on April 30, 1999

To the Stockholders of USFreightways Corporation:

     The 1999 Annual Meeting of Stockholders of USFreightways Corporation, a Delaware corporation (the "Company"), will be held in the Regency Ballroom at The Rosewood Restaurant, 9421 W. Higgins Road, Rosemont, Illinois 60018, on April 30, 1999 at 10:00 A.M. for the following purposes, as more fully described in the accompanying Proxy Statement:

          1. To elect three directors to serve a term of 3 years or until their respective successors are elected and qualified;

          2. To approve amendments to the USFreightways Corporation Long-Term Incentive Plan; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's Common Stock, par value $0.01 per share, at the close of business on March 9, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, as more fully described in the Proxy Statement.

     The Company's Annual Report to Stockholders is being mailed concurrently with this Notice and Proxy Statement to all stockholders of record. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, may be obtained by any stockholder upon written request to the Secretary of the Company at the address set forth above.

     All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                           By order of the Board of Directors

                                           RICHARD C. PAGANO
                                           Secretary

Rosemont, Illinois
March 22, 1999

                           USFREIGHTWAYS CORPORATION
                          9700 HIGGINS ROAD, SUITE 570
                            ROSEMONT, ILLINOIS 60018

                                PROXY STATEMENT
                           -------------------------

                        Approximate date proxy material
                          first sent to stockholders:
                                 March 22, 1999
                           -------------------------

     The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of USFreightways Corporation, a Delaware corporation (the "Company"), to be held on April 30, 1999, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone, telegraph or facsimile transmission by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories and other fiduciaries, for costs incurred in forwarding proxy solicitation material to their principals.

AUTHORITY CONFERRED BY PROXIES

     Each proxy duly executed and returned by stockholders and received by the Company before the Meeting will be voted (1) FOR the election of each of the three nominee directors specified herein and (2) FOR approval of the First Amendment to the USFreightways Corporation Long-Term Incentive Plan, unless a contrary choice is specified in the proxy. Where a contrary specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made. As to other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and each of them is a director or an officer of the Company.

REVOCABILITY OF PROXIES

     Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person.

VOTING SECURITIES AND RECORD DATE

     The Company's voting securities currently issued and outstanding consist of one class of Common Stock, par value $0.01 per share (the "Common Stock"). The Company has outstanding 26,316,659 shares of Common Stock as of the close of business on March 9, 1999 (the "Record Date"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either by personal attendance or by proxy, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information as of December 31, 1998, with respect to the beneficial ownership of the Company's outstanding Common Stock by each stockholder known to the best of the Company's knowledge and belief to be the beneficial owner of more than 5% of its Common Stock, each director, nominee and named executive officer and all the directors and named executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to shares beneficially owned by them.

                                                                 AMOUNT AND
                                                                 NATURE OF
                      NAME AND ADDRESS                           BENEFICIAL          PERCENT OF
                    OF BENEFICIAL OWNER                         OWNERSHIP(1)           CLASS
                    -------------------                         ------------         ----------
Fidelity Management & Research Company
  82 Devonshire Street
  Boston, MA 02109..........................................      2,461,500             9.37
The Capital Group Companies, Inc.
  333 South Hope Street
  Los Angeles, CA 90071.....................................      1,767,500              6.7
William Blair & Company, L. L. C
  222 West Adams Street
  Chicago, IL 60606.........................................      1,526,000              5.8
J. Campbell Carruth.........................................        176,027(2,3,4)         *
Robert V. Delaney...........................................         14,600                *
Morley Koffman..............................................         38,750                *
Robert P. Neuschel..........................................         28,000(5)             *
John W. Puth................................................         24,000                *
Neil A. Springer............................................         25,000                *
William N. Weaver, Jr.......................................         20,500                *
Anthony J. Paoni............................................          8,750                *
Christopher L. Ellis........................................         67,739(2,3,4,         *
                                                                           5)
Robert V. Fasso.............................................         48,906(3,4)           *
All directors and executive officers as a group (10
  persons)..................................................        452,272              1.7%

---------------

* Less than 1%.

(1) Includes options to acquire the following shares which could be exercisable within 60 days of December 31, 1998 as follows: Mr. Carruth, 90,000 shares; Mr. Delaney, 14,100 shares; Mr. Koffman, 22,500 shares; Mr. Neuschel, 22,500 shares; Mr. Puth, 22,500 shares; Mr. Springer, 22,500 shares; Mr. Weaver, 18,500 shares; Mr. Paoni, 8,750 shares; Mr. Fasso, 45,000 shares and Mr. Ellis, 54,500 shares.

(2) Includes shares held by the trustee of the USF Employees' 401K Retirement Plan for the benefit of each individual as follows: Mr. Carruth, 708 shares and Mr. Ellis, 653 shares.

(3) Includes shares held by the agent of the USF Employees' Stock Purchase Plan as follows: Mr. Carruth, 6,606 shares, Mr. Fasso, 906 shares and Mr. Ellis, 3,136 shares.

(4) Includes 59,480 restricted shares for Mr. Carruth and 1,500 restricted shares each for Messrs. Fasso and Ellis.

(5) Includes 150 and 2,500 shares owned by the spouses of Mr. Ellis and Mr. Neuschel, respectively.

                             ELECTION OF DIRECTORS

     The Company has adopted By-Laws that provide that the Board of Directors shall consist of not less than three and not more than twenty-one directors, with the exact number to be determined from time to time by the Board of Directors, and that the Board of Directors shall be divided into three classes, equal in number to the extent possible, and, if not all classes can be equal in number, that the Board of Directors shall decide which class is to have the unequal number.

     The Board of Directors has set the current number of directors at eight, and, as required by the By-Laws, divided into three classes with each class serving a three year term.

     Unless authority to do so is withheld as provided in the proxy, the proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of Messrs. Morley Koffman, Anthony J. Paoni and John W. Puth to serve a three year term, all of whom have been nominated by the Board of Directors to fill the position of those directors whose term expires as of the seventh annual meeting of the Company. If for any reason one or all of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

NOMINEES AND OTHER MEMBERS OF THE BOARD

     The Board of Directors has nominated for election the following three individuals to serve a three year term:

     MORLEY KOFFMAN, age 69, has been a director of the Company since December 1991 and was Chairman of the Board until January 1998. Since April 1, 1993, Mr. Koffman has been a member of Koffman Kalef. Mr. Koffman is a director of Ainsworth Lumber Co. Ltd., Lions Gate Entertainment Corporation and Anthem Properties Corporation.

     ANTHONY J. PAONI, age 54, has been a director of the Company since July 1997. Mr. Paoni has been a professor at the J. L. Kellogg Graduate School of Management since September 1996. Prior to that he was an officer of several private software development companies.

     JOHN W. PUTH, age 70, has been a director of the Company since January 1992. Mr. Puth has been President of J. W. Puth Associates since December 1987, and Chairman of VJ Growers since 1996. Mr. Puth is a director of A. M. Castle & Co., Allied Products Co., Brockway Standard Holdings Corporation, L. B. Foster Inc., Lindberg Corporation and several private manufacturing companies.

     The Company's other directors, each of whom the Company expects to continue to serve as a director following the Meeting, are as follows:

Class of 2000

     ROBERT V. DELANEY, age 63, has been a director of the Company since December 1991. Mr. Delaney has been an Executive Vice President of Cass Information Systems since January 1990.

     ROBERT P. NEUSCHEL, age 80, has been a director of the Company since December 1991. Since 1978, Professor Neuschel has been Professor of Management at the J. L. Kellogg Graduate School of Management, where he is currently Professor of Corporate Governance and was Associate Dean from 1992 until 1996 for Advisory Board Relations.

Class of 2001

     J. CAMPBELL CARRUTH, age 68, was appointed as the Company's Chief Executive Officer and President in June 1991 and has been a director of the Company since December 1991. He was elected Chairman of the Board in January 1998.

     NEIL A. SPRINGER, age 60, has been a director of the Company since December 1991. He has been Managing Director of Springer & Associates since June 1994. He was Senior Vice President of Slayton International Inc. from September 1992 to May 1994. Mr. Springer is a director of Idex Corporation and Dorsey Trailers, Inc.

     WILLIAM N. WEAVER, JR., age 64, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation, which is outside counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of System Software Associates, Inc. as well as several privately-held corporations. He holds an A. B. degree from Oberlin College and a
J. D. from John Marshall Law School. He has been the Company's Assistant Secretary since March 1992.

COMMITTEES AND ATTENDANCE

     The Board of Directors met five times during fiscal year 1998. The Audit Committee, currently consisting of directors Neil A. Springer (Chairman), Morley Koffman, Robert V. Delaney, and Robert P. Neuschel met twice during fiscal 1998. The Audit Committee oversees the activities of the Company's independent auditors. The Compensation Committee, currently consisting of directors John W. Puth (Chairman), Morley Koffman, William N. Weaver, Jr. and Robert P. Neuschel met twice during fiscal year 1998. The Compensation Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is paid for his services as a director $20,000 per annum, plus $1,000 for each meeting of the Board of Directors he attends. The chairman of the Audit Committee and the chairman of the Compensation Committee receive an additional annual payment of $3,500 and $2,500, respectively. Members of the Audit Committee are paid $1,000 for each meeting they attend if the meeting is not held on the same day as a meeting of the Board of Directors. Members of the Compensation Committee are paid $750 for each meeting they attend if the meeting is not held on the same day as a meeting of the Board of Directors. Members of the committees who attend committee meetings that are held on the same day as meetings of the Board of Directors receive a $250 payment for each such meeting they attend. Directors who are employees of the Company are not separately compensated for their services as a director. For his services as Chairman of the Board of Directors through January 1998, Mr. Koffman was paid (in addition to the $20,000 annual payment set forth above) $2,500 in 1998.

                            MANAGEMENT COMPENSATION

     The following table discloses the compensation awarded by the Company for services rendered during the Company's last three fiscal years to the chief executive officer and to the other named executive officers as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                ANNUAL COMPENSATION          COMPENSATION AWARDS
                                            ----------------------------   -----------------------
                                                                                        SECURITIES
                                                                           RESTRICTED   UNDERLYING
        NAME AND PRINCIPAL                                                   STOCK       OPTIONS        ALL OTHER
             POSITION                YEAR   SALARY ($)(1)   BONUS ($)(1)   AWARDS ($)      (#)       COMPENSATION ($)
        ------------------           ----   -------------   ------------   ----------   ----------   ----------------
J. Campbell Carruth................  1998      600,000         482,400     2,000,015(2)  250,000           18,000(3)
  Chairman of the Board &            1997      600,000         500,000             0     100,000            5,575(3)
  Chief Executive Officer            1996      600,000         300,000             0     100,000            5,250(3)
Robert V. Fasso(6).................  1998      280,000         280,000             0     150,000           28,655(4)
  President-Regional Carrier Group   1997      239,520         274,520             0      25,000            6,293(4)
Christopher L. Ellis...............  1998      280,000         124,500             0     150,000           49,015(5)
  Senior Vice President,             1997      270,000         108,000             0      35,000           40,295(5)
  Finance & Chief Financial Officer  1996      260,000          62,400        48,000(2)   12,500           39,953(5)
James G. Connelly III(7)...........  1998      416,667         302,500             0           0        1,000,000(7)
  President and Chief(7)             1997       12,944               0             0     200,000                0
  Operating Officer

---------------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The shares represented by the restricted stock award are subject to a forfeiture restriction if Messrs. Carruth and Ellis terminate employment with the Company. This restriction lapses with respect to 25% of the shares on each of the first four anniversary dates of the award. Dividends are paid on all restricted shares to the same extent as any other shares of the Company's common stock. The number of restricted shares for Mr. Carruth held at the end of fiscal year 1998 was 59,480 and the value of such shares at the end of the last fiscal year was $1,732,355. The number of restricted shares for Mr. Ellis held at the end of fiscal year 1998 was 1,500 and the value of such shares at the end of the last fiscal year was $43,688.

(3) Consists in 1996 and 1997 of an employer contribution to Mr. Carruth's 401(k) plan maintained by the Company. Consists in 1998 of an employer contribution of $5,600 to Mr. Carruth's 401(k) plan maintained by the Company and an employer contribution of $12,400 to Mr. Carruth's non-qualified deferred compensation plan maintained by the Company.

(4) Consists in 1997 an employer contribution of $2,375 to Mr. Fasso's 401(k) plan maintained by the Company and the payment by a subsidiary of the Company of $3,918 in whole life insurance premiums on Mr. Fasso's behalf. Consists in 1998 of an employer contribution of $4,789 to Mr. Fasso's 401(k) plan maintained by the Company, the Company's payment of $6,170 in term life insurance premiums, the payment by a subsidiary of the Company of $3,918 in whole life insurance premiums and $1,778 in term life insurance premiums on Mr. Fasso's behalf, and an employer contribution of $12,000 to Mr. Fasso's non-qualified deferred compensation plan maintained by the Company.

(5) Consists of an employer contribution of $5,575 in 1996 and $5,233 in 1997 to Mr. Ellis' 401(k) plan maintained by the Company and in all three years of the Company's payment of $34,720 each year in split-dollar life insurance premiums on Mr. Ellis' behalf. Consists in 1998 of an employer contribution of $5,600 to Mr. Ellis' 401(k) plan maintained by the Company, the Company's payment of $2,160 in term life insurance premiums on Mr. Ellis' behalf and an employer contribution of $6,535 to Mr. Ellis' non-qualified deferred compensation plan maintained by the Company.

(6) Mr. Fasso was named an executive officer of the Company on September 12, 1997.

(7) For 1997, consists only of Mr. Connelly's compensation from December 19, 1997, the date on which he was hired by the Company. For 1998, consists only of Mr. Connelly's compensation until October 30, 1998, the date on which he left the Company at which time he received a one-time payment equal to two years of his base salary pursuant to the terms of his agreement entered into when he was hired by the Company.

EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with Messrs. Ellis and Fasso. Under his employment agreement, Mr. Ellis is entitled to receive at a minimum, a base salary of $200,000 as well as a discretionary annual bonus that is not guaranteed. Under his employment agreement, Mr. Fasso is entitled to receive at a minimum, a base salary of $235,000 as well as a discretionary annual bonus that is not guaranteed. Under the terms of each agreement, in the event that the individual's employment is terminated by the Company for any reason other than death, disability, retirement or cause, that individual is entitled to either two years notice or, if the Company wishes to terminate his employment without such notice, to be paid his then prevailing salary for a two year period following the termination of his employment.

                         OPTION GRANTS FOR FISCAL 1998

     The following table provides further information on individual stock option grants made for fiscal 1998 to the named executive officers.

                                                     INDIVIDUAL GRANTS
                                     -------------------------------------------------    POTENTIAL REALIZABLE
                                     NUMBER OF                                              VALUE AT ASSUMED
                                       SHARES      % OF TOTAL                             ANNUAL RATES OF STOCK
                                     UNDERLYING     OPTIONS                              PRICE APPRECIATION FOR
                                      OPTIONS      GRANTED TO    EXERCISE                    OPTION TERM(1)
                                      GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   -----------------------
               NAME                     (#)       FISCAL 1998    ($/SH.)       DATE        5% ($)      10% ($)
               ----                  ----------   ------------   --------   ----------   ----------   ----------
J. Campbell Carruth...............    250,000(2)     16.67        24.938     10/29/08    3,920,844    9,936,187
Christopher L. Ellis..............    150,000(3)     10.00        24.938     10/29/08    2,352,506    5,961,712
Robert V. Fasso...................    150,000(3)     10.00        24.938     10/29/08    2,352,506    5,961,712

---------------
(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend, among other things, on future performance of the Common Stock, the amount reflected in this table may not necessarily be achieved.

(2) Options are at the market price on the grant date and vest 33 1/3% per year over 3 years.

(3) Options are at the market price on the grant date and vest 100% after 5 years.

 AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND DECEMBER 31, 1998 OPTION VALUES

     The following table provides information on the value of the named executive officers' unexercised stock options as of December 31, 1998.

                                                                NUMBER OF SHARES
                                   SHARES                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                  ACQUIRED                         OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                     ON        VALUE         DECEMBER 31, 1998 (#)          DECEMBER 31, 1998 ($)(1)
                                  EXERCISE    REALIZED    ----------------------------    ----------------------------
             NAME                   (#)         ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             ----                 --------    --------    -----------    -------------    -----------    -------------
J. Campbell Carruth............      0           0          80,000          370,000         595,000        1,251,750
Christopher L. Ellis...........      0           0          54,500          185,500         702,813          699,300
Robert V. Fasso................      0           0          45,000          205,000         322,500          946,175

---------------
(1) Based on the fair market value of $29.125 per share as of December 31, 1998 (the last trading day before fiscal year close), the closing sale price of the Company's common stock on that date as reported by the NASDAQ Stock Market.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company monitors salaries paid to comparably situated senior management at its competitors and sets salaries for its executive officers accordingly. These competitors include the seven publicly traded transportation services companies included in the "Peer Group" used for the stock performance graph below (see page 9) as well as others. Base salaries are set to ensure that the Company is competitively positioned to retain and attract outstanding senior management. Based on available information, the Company believes that total executive compensation is near or slightly above the median of these competitors' total compensation.

Compensation of Executive Officers Generally

     In general, the Company sets initial base salaries for its executive officers in light of this competitive analysis to ensure that the Company is competitively positioned to retain and attract outstanding senior management. Subsequent raises in base salary are determined in light of experience, individual job performance and the Company's overall performance.

     Senior managers, including the executive officers, also are eligible for an annual bonus. Executive officers of the Company are eligible for a bonus based on a formula plan using the Company's consolidated operating ratio. The Company operates through a number of distinct operating subsidiaries. The bonus plan for the chief executive officer of each subsidiary is based on a formula plan using that subsidiary's operating ratio. The bonus for executive officers of the Company and for the chief executive officer of each subsidiary is capped at 50% or 100% of base salary.

     To encourage management to maximize stockholder value over the long term, the Company grants to selected senior managers an equity interest in the Company in the form of restricted stock awards or stock options granted pursuant to its stock option plan. The options are granted with an exercise price equal to the market price at the time of grant, and become exercisable in stages over a five year period or at the end of a five year period. The restricted stock awards vest as to 25% of the shares on each anniversary date of the award. Both the stock options and restricted stock awards provide senior managers with an incentive to remain with the Company over a substantial period of time and closely ally the long term interests of management with those of the stockholders.

Compensation of the Chief Executive Officer

     Mr. Carruth's salary for 1998 included in the Summary Compensation Table was set by the Compensation Committee and memorialized in a summary memo. The Compensation Committee recommended that Mr. Carruth, as Chief Executive Officer, be awarded a bonus of $482,400 for 1998 under a formula plan based on the Company's consolidated operating ratio and capped at 100% of base salary. The Committee's principal reason for doing so was the Company's strong financial performance in 1998, a year in which the Company had record earnings and expanded its service offerings with several key acquisitions. Additionally, a restricted stock award of 59,480 shares was awarded to Mr. Carruth in April 1998 for his past service to the Company.

     The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in enhancing shareholder value. In determining the size of Mr. Carruth's stock option grant in October 1998, the Committee considered the Company's financial performance in 1998 which was very strong compared to the Company's peer group and Mr. Carruth's outstanding leadership. It is the Committee's view that Mr. Carruth's total 1998 compensation package was based on an appropriate balance of (1) the Company's performance in 1998 and (2) his own performance level.

     Changes made to the Internal Revenue Code in 1993 limit the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to individuals named in the Summary Compensation Table. This limitation was effective beginning in 1994. Based on its review of the facts and circumstances, the Committee believes that the limitation will have no material effect on the Company in 1998. Although the Committee will periodically review the advisability of making changes in compensation plans to reflect government mandated policies, it will not do so unless it feels that such changes are in the best interests of the Company or its stockholders.

                                          COMPENSATION COMMITTEE

                                          John W. Puth, Chairman
                                          Morley Koffman
                                          Robert P. Neuschel
                                          William N. Weaver, Jr.

COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURNS

     The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five years with the cumulative total return of The NASDAQ Stock Market and an index prepared for the Company of the stock price performance on a cumulative total return basis of 7 transportation services companies whose stock is currently publicly traded (the "Peer Group Index"). The graph assumes that $100 was invested on January 1, 1994 in the Company's common stock, the stock of the companies comprising The NASDAQ Stock Market and the Peer Group companies (allocated among the Peer Group companies pro rata according to their relative market capitalizations). Note: The Company's stock price performance shown below is not necessarily indicative of future price performance.

   COMPARISON FOR THE PERIOD JANUARY 1, 1994 THROUGH DECEMBER 31, 1998 OF THE
    CUMULATIVE TOTAL RETURNS OF USFREIGHTWAYS CORPORATION COMMON STOCK, THE
                NASDAQ STOCK MARKET, AND THE "PEER GROUP" INDEX.

                                                   USFREIGHTWAYS CORP.       NASDAQ STOCK MARKET (US      SELF-DETERMINED PEER
                                                         (USFC)                    COMPANIES)                     GROUP
                                                   -------------------       -----------------------      --------------------
1/1/1994                                                 100.00                      100.00                      100.00
12/30/1994                                                96.40                       97.80                       93.90
12/29/1995                                                77.10                      138.30                       85.00
12/31/1996                                               106.90                      170.00                       93.20
12/31/1997                                               128.30                      208.60                      124.80
12/31/1998                                               116.50                      293.20                      117.60

---------------
(1) The "Peer Group" Index consists of the following seven publicly traded transportation services companies: Arkansas Best Corporation; American Freightways Corporation; Arnold Industries Inc.; Circle International Group, Inc.; CNF Transportation, Inc.; Eagle USA Airfreight, Inc.; and Old Dominion Freight Line, Inc.

                 PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE
               USFREIGHTWAYS CORPORATION LONG-TERM INCENTIVE PLAN

PROPOSAL

     The Board of Directors will adopt, subject to stockholder approval, the First Amendment to the USFreightways Corporation Long-Term Incentive Stock Plan (the "Incentive Plan"). In the event that stockholder approval is received, the Incentive Plan would be amended as set forth in Appendix A.

REASONS FOR THE AMENDMENT

     The Incentive Plan is being amended to (i) increase by 2,000,000 the number of shares available for grant thereunder and (ii) to make certain technical changes that will ensure continued compliance with Section 162(m) of the Code. The Incentive Plan was adopted on January 24, 1997. At that time, a total of 2,000,000 shares (adjusted for subsequent stock splits) was reserved for future issuance under the Incentive Plan. Since the Incentive Plan was adopted, no other stock compensation plans have been adopted, and no additional shares have been added to any of the Company's existing employee stock compensation plans. As of March 4, 1999, options to acquire another 1,997,980 shares are currently outstanding. Thus, as of that date, only 2,020 shares remain eligible for future grant. As indicated in the Board Compensation Committee Report on Executive Compensation, the Company employs restricted stock and stock options to provide long-term incentives and awards. As a result, restricted stock and stock options constitute a significant component of the Company's total compensation to a select group of senior managers. The Company believes that the ability to offer restricted stock and stock options is of critical importance in attracting, motivating and retaining employees. Accordingly, the Company believes that a significant quantity of available shares for future grants must be provided at this time.

     As of March 4, 1999, the market value of the 2,000,000 additional shares made available for issuance under the Incentive Plan was $61,500,000. Cash payments received by the Company under the Incentive Plan will be used for general corporate purposes.

     The Amendment also is being proposed to ensure that the Incentive Plan continues to meet the statutory requirements of Code Section 162(m). In general,
Section 162(m) of the Code denies a publicly-held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its chief executive officer and the four other officers whose compensation is disclosed in its annual proxy statement, subject to certain exceptions. The Amendment is intended to permit the Incentive Plan to qualify under one of those exceptions by limiting the number of shares subject to an option that may be granted to any one employee in any one year to 300,000 shares.

PURPOSE

     The purpose of the Incentive Plan is to assist the Company in attracting and retaining key employees, and to give such employees a greater proprietary interest in, and closer identity with, the Company and its financial success. The Incentive Plan authorizes the Company to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Code), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Incentive Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs"), Performance Awards, or Cash Awards.

ADMINISTRATION OF THE INCENTIVE PLAN

     The Incentive Plan is administered by a committee of the Board of Directors consisting of two or more non-employee Board members (the "Committee"). The Committee has complete discretion to determine which employees will be recipients of Awards under the Incentive Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Incentive Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of Common Stock to be subject to Options or Restricted Stock, or the amount of cash to be included in the Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any Common Stock included in the Award lapse. The Committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the Committee with respect to any matter under the Plan to be acted upon by the Committee is final and binding.

     The Board may amend the Plan in any respect, except that the following changes may not be made without stockholder approval: (i) the maximum number of shares available for Awards may not be increased (except upon stock splits and dividends, combinations and similar events), (ii) the requirements as to eligibility may not be materially modified, (iii) the benefits to Participants may not be materially increased, (iv) the period during which Incentive Options may be granted or exercised may not be extended, and (v) the class of employees eligible to receive Incentive Options may not be modified.

ELIGIBILITY FOR AWARDS

     Awards under the Incentive Plan may be granted only to employees of the Company and its subsidiaries. The Committee shall determine which employees are to be granted Awards under the Incentive Plan. Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

TERMS AND CONDITIONS OF AWARDS UNDER THE INCENTIVE PLAN

Generally

     Awards under the Incentive Plan may consist of any combination of one or more Incentive or Non-Qualified Options, Restricted Stock, SARs, Performance Awards, or Cash Awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of Common Stock, or a combination of cash and stock.

     The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential Company information, or (c) fails to disclose and convey to the Company any invention or idea developed by the Participant during employment by the Company and relating to the business of the Company. Unless otherwise described below for Options, or as may be provided in the Award Agreement, all unexpired, unpaid, unexercised or deferred Awards will be canceled if a Participant ceases his or her employment with the Company and its subsidiaries, except for (a) retirement under a Company retirement plan, (b) retirement in the best interest of the Company (as determined by the Company's chief executive or other designated senior officer), or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement under a Company retirement plan or termination in the best interests of the Company, the Committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of Options) and the Committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

     Upon any change in the nature or number of outstanding shares of Common Stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

Stock Options

     Both Incentive and Non-Qualified Options may be granted pursuant to the Incentive Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to a Participant who owns more than ten percent of the voting power of the Company (a "Significant Stockholder"), then the exercise price per share will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the Common Stock on the date of grant. The exercise price for

Non-Qualified Options will be determined by the Committee in its sole discretion on the date of grant and, except as may be determined to be appropriate by the Committee pursuant to Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Incentive Plan is ten years. (Incentive Options granted to Significant Stockholders have a maximum term of five years.) The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Incentive Plan was adopted. Except as otherwise determined by the Committee, all Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

     At the time an Option is awarded, the Committee shall specify the date or dates upon which the Option, or portions of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, the transfer of previously owned, fully paid shares, or through a "cash-less" exercise) will be set by the Committee in the particular Award Agreement or by general rules.

     A Participant who ceases to be an employee of the Company or its subsidiaries for any reason other than death, disability, normal retirement or termination for "cause" will be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation. A Participant who is terminated for "cause," as defined in the Incentive Plan, shall immediately lose all rights to exercise any Options. If a Participant terminates his or her employment after attaining age 65, all Options shall immediately vest, and the Participant may exercise all Options granted to him or her during the prescribed term of the Option. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it was exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it was exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the Option.

Restricted Stock

     The Committee may award shares of Common Stock (or grant an award denominated in units of Common Stock) on a restricted basis. The terms of a restricted stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, will be determined by the Committee at the time the Award is made and will be described in the Award Agreement. After the Restricted Stock is awarded, the Participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

Stock Appreciation Rights

     The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. An SAR will permit the Participant to receive, upon exercise, cash or shares of Common Stock equal in value to the excess of the fair market value of a share of Common Stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of Common Stock then being exercised under the SAR. The base price will be at least the fair market value of a share of Common Stock on the date of grant, unless a lower base price is approved by the Board of Directors. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. An SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

Performance Awards

     The Committee may grant to Participants Performance Awards that are subject to conditions specified by the Committee. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to increase or decrease the amounts payable under any Awards subject to performance conditions, except as otherwise may be limited in the case of a Performance Award intended to qualify under Code sec. 162(m). If the Committee determines that a Performance Award should qualify as "performance-based compensation" for purposes of Code sec. 162(m), the Performance Award will be contingent upon the achievement of objective pre-established performance goals and other terms set by the Committee.

Cash Awards

     The Committee may award cash payments under the Incentive Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. A cash Award will be subject to cancellation or forfeiture upon the terms set forth under "Generally," above.

FEDERAL INCOME TAX EFFECTS

     Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Incentive Plan will not generate income to a Participant or a deduction to the Company.

     Upon exercise of a Non-Qualified Option or an SAR, the Participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of the Company's Common Stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the Participant and at the same time, provided the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the fair market value of the shares at the time of exercise of the Option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

     In the case of Incentive Options, the Participant recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant, the Participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

     For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award is received. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

     Upon the grant of a Performance or Cash Award, the Participant will recognize ordinary income equal to the amount of the award, which amount will be includable in the Participant's taxable income in the year such Performance or Cash Award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

VOTE REQUIRED

     The First Amendment to the Incentive Plan becomes effective on April 30, 1999, subject to its approval by the Company's stockholders. Accordingly, approval of the First Amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and present in person or by proxy at the annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST AMENDMENT TO THE USFREIGHTWAYS CORPORATION LONG-TERM INCENTIVE PLAN. THE PROXIES SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE FIRST AMENDMENT TO THE INCENTIVE PLAN, UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     William N. Weaver, Jr., a director, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation. Sachnoff & Weaver, Ltd. has acted and continues to act as outside counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John W. Puth, Morley Koffman, Robert P. Neuschel and William N. Weaver, Jr., none of whom are employees of the Company served on the Compensation Committee. Mr. Weaver served as Assistant Secretary of the Company in a non-employee capacity. There are no committee interlocks or insider (employee) participation.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     By the selection of the Company's management and its Board of Directors, the accounting firm of Arthur Andersen LLP, certified public accountants, serves the Company as its independent public accountants. One or more representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 1998, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders accompanies this Proxy Statement. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission, is available without charge to any stockholder upon written request to Christopher L. Ellis, Senior Vice President, Finance and Chief Financial Officer, USFreightways Corporation, 9700 Higgins Road, Suite 570, Rosemont, Illinois 60018. The exhibits filed with the Form 10-K are not included; however, copies of such exhibits will be furnished, if requested, upon payment of the Company's reasonable expenses in furnishing those materials.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of stockholders must be received by the Company no later than November 17, 1999, at the Company's principal executive office at 9700 Higgins Road, Suite 570, Rosemont, Illinois 60018.

                                 OTHER MATTERS

     Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                          For the Board of Directors

                                          RICHARD C. PAGANO
                                          Secretary

Rosemont, Illinois
March 22, 1999

                                                                      APPENDIX A

                             FIRST AMENDMENT TO THE
               USFREIGHTWAYS CORPORATION LONG-TERM INCENTIVE PLAN

     RESOLVED, that the USFreightways Corporation Long-Term Incentive Plan shall be amended, as follows:

     1. The first two paragraphs of Article III ("Shares Subject to the Plan") shall be amended to read as follows:

     The aggregate number of Shares as to which Awards may be granted from time to time shall be four million (4,000,000) Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in
     Section 17 hereof).

     In accordance with Code Section 162(m), if applicable, the aggregate number of Shares as to which Awards may be granted in any one calendar year to any one employee shall not exceed three hundred thousand (300,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Section 17 hereof).

                        PROXY / VOTING INSTRUCTION CARD
                           USFREIGHTWAYS CORPORATION
             9700 W. HIGGINS, SUITE 570 - ROSEMONT, ILLINOIS 60018
                                  COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 30, 1999.

The undersigned hereby appoints J. Campbell Carruth and Christopher L. Ellis as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of USFreightways Corporation held of record by the undersigned on March 9, 1999, at the Annual Meeting of Stockholders to be held on April 30, 1999 or any adjournment thereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED AND FOR APPROVAL OF THE FIRST AMENDMENT TO THE USFREIGHTWAYS CORPORATION LONG-TERM INCENTIVE PLAN.

                           USFREIGHTWAYS CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE      FOR   WITHHOLD  FOR ALL
FOR THE ELECTION OF DIRECTORS.                ALL      ALL    EXCEPT                                       FOR    WITHHOLD   ABSTAIN

1.   Election of Directors                                                 2.  First Amendment to the
     NOMINEES: Morley Koffman, Anthony J.    /  /     /  /    /  /             USFreightways Corporation   /  /     /  /      /  /
               Paoni and John W. Puth                                          Long-Term Incentive Plan


-----------------------------------------                                  NOTE: Please sign exactly as name appears hereon. Joint
(Except nominee(s) written above.)                                         owners should each sign.  When signing as attorney,
                                                                           executor, administrator, trustee or guardian, please
                                                                           give full title as such. The signer hereby revokes all
                                                                           proxies heretofore given by the signer to vote at said
                                                                           meeting or any adjournment thereof.  This proxy when
                                                                           properly  executed will be voted in the manner directed
                                                                           herein by the undersigned stockholders(s).



                                                                           ---------------------------------------------------------
                                                                                  SIGNATURE                           DATE

                                                                           ---------------------------------------------------------
                                                                                  SIGNATURE                           DATE



------------------------------------------------------------------------------------------------------------------------------------
                                                    /\  FOLD AND DETACH HERE /\

                      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                        [USFREIGHTWAYS LOGO]